Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2022

UTZ BRANDS TO ADD NEW MANUFACTURING FACILITY IN KINGS MOUNTAIN, NC

The New Facility Supports Increased Demand and Facilitates Growth and Efficiencies

KINGS MOUNTAIN, NC (BUSINESS WIRE) -- Utz Brands, Inc. (NYSE: UTZ) (or the "Company"), a leading U.S. manufacturer of branded salty snacks, announced today that the Company’s subsidiary Utz Quality Foods, LLC (“Utz”) has purchased a brand new, recently completed snack food manufacturing facility in Kings Mountain, North Carolina (the “Kings Mountain Facility”) from Evans Food Group Ltd. d/b/a Benestar Brands (“Benestar”) and related affiliates (the “Transaction”). The purchase includes the existing building, land and pork-rind production equipment. Utz will convert the space into a fully operational snack food manufacturing facility starting in 2022. The current 125,000 square foot facility can be expanded to 200,000 square feet and is expected to add over 115 local jobs.

Makers of iconic potato chips, tortilla chips, pretzels, cheese balls, pork rinds and more, Utz’s portfolio of household favorite brands includes Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp's®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among other brands. The new Kings Mountain Facility will support the increased and growing demand for Utz's brands in the Southeast, Northeast and Mid-South regions, which grew 14.4%, 14.5%, and 15.0%, respectively for the 26-week period ending March 20, 2022 (IRI Mulo-C). The new facility contains state of the art high-speed pork rind manufacturing lines and will enable multi-line production across Utz’s key sub-categories in the near future. Operationalizing the recently constructed Kings Mountain Facility is quicker and more cost-effective than building from the ground up or renovating an existing facility. Benestar will also become a supplier of pork pellets from its Chicago operations to Utz. The Transaction is expected to be accretive to earnings within 12-18 months due to the expected strong supply chain cost savings.

"With continued growth and excitement for our snack food brands, we are very excited to expand our roots in North Carolina, where we will be adding over 115 new jobs over time," said Cary Devore, Chief Operating Officer, Utz Brands, Inc. “This is a strong step forward in optimizing our plant and logistics network, and it will allow us to in-source manufacturing across several product types that we currently outsource to some degree. This Transaction increases our operational flexibility and will contribute to higher long-term margins over time, based on identifiable, multi-faceted cost synergies”.

“As a vertically integrated manufacturer, we believe our operations will be optimized by supplying Utz with our Chicago-based pellet production, while selling the downstream manufacturing operations to Utz. This type of partnership will only enhance operations of both companies going forward,” stated Bruce Myers, President of Benestar.

Transaction Details

The total purchase price of the Transaction was approximately $38.4 million, plus assumed liabilities of $1.3 million, and was funded with approximately $10.4 million in cash and $28.0 million of proceeds from the issuance and sale of 2.1 million shares of the Company’s Class A Common Stock (the “Shares”) to affiliates of Benestar in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company has agreed to provide the purchasers customary registration rights with respect to the Shares. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp's®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among other brands.

After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz operates eighteen (18) facilities located in Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, North Carolina, Pennsylvania, and Washington. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

Utz has available positions located across the United States. Please visit the Utz Careers page or Utz Careers to learn more or apply.

Utz Brands, Inc. snack foods can be found in leading retailers across the U.S. or available online at Utzsnacks.com. Join the conversation on Facebook, Instagram, and Twitter using @UtzSnacks.

About Benestar Brands

Benestar Brands operates as a holding company for leading brands of snack products, including pork rinds and tortilla chips. The brands include Pretzilla, Mac’s, Caso de Oro, PORQ and Chicas Chips. Its Evans Food division is a leading manufacturer of pork rinds, serving US and international markets. Its other divisions, Arboleda Foods, is the producer of tortilla chips and Pretzilla is the leader in soft pretzels. Benestar is headquartered in Chicago with six production facilities around North America (Chicago, IL; Arlington, TX; Milwaukee, WI; Portsmouth, OH; City of Industry, CA; and Saltillo, Mexico).

For more information, visit www.benestarbrands.com.

Forward-Looking Statements

Certain statements made herein, including without limitation statements with respect to the earnings impact of the Transaction, future demand for our products, additional jobs created at the Kings Mountain Facility, operational efficiency and environmental sustainability of the King Mountain facility, and optimization of our plant and logistics network, are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including those risk factors identified in our most recent Annual Report on Form 10-K and other documents filed with the U.S. Securities and Exchange Commission, and the Company’s business and actual results may differ materially. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise. Any financial information or projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. The inclusion of financial information or projections in this communication should not be regarded as an indication that we, considered or consider the information or projections to be a reliable prediction of future events.

Utz Brands, Inc. Contact:

Investors

Kevin Powers
kpowers@utzsnacks.com

Media

Kevin Brick

kbrick@utzsnacks.com